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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     -----

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    FIRST ALLIANCE/PREMIER BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

      GEORGIA                                        58-1793778
(State of incorporation or organization)        (I.R.S. employer
                                                 identification no.)

    2180 Atlanta Plaza
    950 East Paces Ferry Road
    Atlanta, Georgia                                    30326
(Address of principal executive offices)             (zip code)

If this form relates to the            If this form relates to the registration
registration of a class of debt        of a class of debt securities and is to
securities and is effective upon       become effective simultaneously with the
filing pursuant to General Instruc-    effectiveness of a concurrent registra-
tion A(c)(1) please check the          tion statement under the Securities Act
following box.  [  ]                   of 1933 pursuant to General Instruction
                                       A(c)(2) please check the following
                                       box.   [  ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
    TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
    -------------------                   ------------------------------

    Common Stock, $1.00 par value         American Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     None

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    This Registration Statement contains a total of     pages. The Exhibit
                           Index begins on page   .
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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Prior to the effective date of this Registration Statement on Form 8-A, the Registrant's common stock, $1.00 par value per share ("Common Stock"), was registered pursuant to Section 12(g) of the Securities Exchange Act of 1933 (the "Exchange Act"). The Registrant is filing this Registration Statement in connection with the listing of its Common Stock on the American Stock Exchange pursuant to Section 12(b) of the Exchange Act.

Common Stock

     The Registrant is authorized by its Articles of Incorporation, as amended (the "Articles of Incorporation") to issue up to 20,000,000 shares of Common Stock. The holders of shares of Common Stock are entitled to one vote per share on all matters on which stockholders are entitled or permitted to vote. The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor after payment or provision for payment of dividends on any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of the Registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Registrant is also authorized by its Articles of Incorporation to issue up to 2,000,000 shares of preferred stock ("Preferred Stock"). The Articles of Incorporation authorize the Board of Directors to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or classes of Preferred Stock preferences, powers and rights, with respect to voting, liquidation or other matters, senior to the rights of holders of Common Stock.


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Item 2. Exhibits

        The following exhibits are being filed with the American Stock Exchange but are not filed with or incorporated by reference in the Form 8-A filed with the Securities and Exchange Commission:

        1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

        3. Proxy Statement for the Registrant's 1996 Annual Meeting of Stockholders.

        4.(a) Articles of Incorporation of the Registrant, as amended.

        4.(b) Bylaws of the Registrant.

        5.    Specimen Stock Certificate for the Registrant's Common Stock.

        6.    The Registrant's 1995 Annual Report to Stockholders.

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                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    FIRST ALLIANCE/PREMIER BANCSHARES, INC.
                                    (Registrant)

                                    By:  /s/ Frank H. Roach
                                       -------------------------------------
                                       Frank H. Roach
                                       Executive Vice President

Dated: January 6, 1997